                                                                    EXHIBIT 99.1

Contact:  Paul Muellner                                   FOR IMMEDIATE RELEASE
                                                          ---------------------
Chief Financial Officer
John Q. Hammons Hotels, Inc.
417-864-4300

                      JOHN Q. HAMMONS HOTELS, INC. REPORTS
                  REVPAR UP 3.0% FOR THE FIRST QUARTER OF 2003


(SPRINGFIELD, MO., May 12, 2003) ---- John Q. Hammons Hotels, Inc. (AMEX: JQH) today reported on its first quarter 2003 results.

FIRST QUARTER RESULTS

Basic and diluted earnings per share for the three months ended April 4, 2003 were $0.04, compared to basic and diluted earnings per share of $0.05 for the same period in 2002. Net income was $0.2 million for the 2003 and 2002 first quarters. Total revenues for the 2003 first quarter were $110.1 million, an increase of $2.7 million, or 2.5%, compared to the 2002 first quarter.

Total earnings before interest expense, taxes, depreciation and amortization, minority interest and extraordinary item (EBITDA) were $30.7 million for the 2003 first quarter, down 1.3% compared to the 2002 first quarter EBITDA of $31.1 million. The decrease was primarily attributable to a significant increase in property insurance and worker's compensation costs, as well as smaller increases in a number of general, administrative and sales expenses.

Our Revenue Per Available Room (RevPAR), once again above industry levels, was $63.69 for the 2003 first quarter, up 3.0% compared to prior year's level of $61.86, while the industry's RevPAR was down 1.6% as reported by Smith Travel Research. Our RevPAR results for the 2002 period are more than 37% higher than the hotel industry's RevPAR of $46.35.

CHAIRMAN COMMENTS

"Our quality hotels in strategic secondary and tertiary markets continue to help insulate us from severe downturns in the economy," stated Mr. John Q. Hammons, Chairman and Chief Executive Officer. "Although we are pleased with our continued RevPAR performance in relation to the industry, we will continue to strive toward improved margins and operational efficiencies.

FINANCING ACTIVITIES

The current portion of long-term debt as of April 4, 2003 ($13.8 million) is attributable to principal amortization on various individual hotel mortgages and includes a $6.4 million mortgage (Springdale Hampton Inn), which matures in the four



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

th quarter of 2003. We intend to refinance that debt prior to maturity. We anticipate that the absence of any significant short-term maturities will allow us to continue to reduce debt and strengthen our balance sheet.

CAPITAL INVESTMENTS

We believe the quality of our assets is an important factor to the success of our company, and have continued to invest in our properties even throughout this difficult time for our industry. In the first quarter of 2003, we spent approximately $3.1 million in capital improvements, compared to approximately $4.7 million (approximately $1.3 million of which was related to correcting moisture related issues) in the first quarter of 2002.

OPERATIONS OUTLOOK

We forecast that our second quarter 2003 year-over-year RevPAR comparisons will remain comparable to last year's levels. We expect second quarter 2003 revenues and EBITDA to be slightly below the 2002 second quarter. EBITDA continues to be slightly depressed due to increased property insurance and worker's compensation costs discussed earlier. We expect to continue our cash generation and will maintain our focus on operational efficiencies.

We are a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. We own 47 hotels located in 20 states, containing 11,629 guest rooms or suites, and manage 10 additional hotels located in six states, containing 2,375 guest rooms or suites. The majority of these 57 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of our hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. A copy of this press release announcing our earnings as well as other statistical information will be available in the Investor Relations section of our website at www.jqhhotels.com.

                                      ***

NOTE - FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, regarding, among other things, our operations outlook, business strategy, prospects and financial position. These statements contain the words "believe," "anticipate," "estimate," "expect," "project," "intend," "may," "will," and similar words. These forward-looking statements are not guarantees of future performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others:

         o General economic conditions, including the duration and severity of the current economic slowdown and the pace at which the lodging industry adjusts to the continuing war on terrorism;



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

         o The impact of Severe Acute Respiratory Syndrome (SARS) or any other serious communicable diseases on travel, particularly if cases significantly increase or spread beyond the currently affected areas;

         o        Competition;

         o Changes in operating costs, particularly energy and labor costs;

         o Unexpected events, such as the September 11, 2001 terrorist attacks;

         o Risks of hotel operations, such as hotel room supply exceeding demand, increased energy and other travel costs and general industry downturns;

         o        Seasonality of the hotel business;

         o        Cyclical over-building in the hotel and leisure industry;

         o Requirements of franchise agreements, including the right of some franchisors to immediately terminate their respective agreements if we breach certain provisions; and

         o Costs of complying with applicable state and federal regulations.

         These risks and uncertainties should be considered in evaluating any forward looking statements contained in this press release. We undertake no obligation to update or revise publicly any forward looking statement, whether as a result of new information, future events or otherwise, other than as required by law.


                             - - Tables Attached - -

                          JOHN Q. HAMMONS HOTELS, INC.
                                  AND COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       (000'S omitted, except share data)

                                                                          THREE MONTHS ENDED (A)
                                                                         APR. 4,         MAR. 29,
                                                                          2003            2002
                                                                       ------------    ------------
REVENUES:
   Rooms                                                               $     67,403    $     65,490
   Food and beverage                                                         29,139          29,287
   Meeting room rental, related party management fee and other               13,588          12,652
                                                                       ------------    ------------
     Total revenues                                                         110,130         107,429

OPERATING EXPENSES:
   Direct operating costs and expenses:
     Rooms                                                                   16,280          16,056
     Food and beverage                                                       21,906          22,155
     Other                                                                      692             709

   General, administrative, sales and management expenses                    36,075          33,009

   Repairs and maintenance                                                    4,453           4,355

   Depreciation and amortization                                             12,481          12,992
                                                                       ------------    ------------

     Total operating costs                                                   91,887          89,276
                                                                       ------------    ------------

INCOME FROM OPERATIONS                                                       18,243          18,153

OTHER INCOME (EXPENSE):
   Other income                                                                 175              --
   Interest expense and amortization of deferred financing
     fees, net of interest income                                           (17,433)        (16,998)
                                                                       ------------    ------------

INCOME BEFORE MINORITY INTEREST, PROVISION FOR
   INCOME TAXES                                                                 985           1,155
   Minority interest in earnings of partnership                                (748)           (877)
                                                                       ------------    ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                                        237             278
   Provision for income taxes                                                   (30)            (30)
                                                                       ------------    ------------

NET INCOME ALLOCABLE TO THE COMPANY                                    $        207    $        248
                                                                       ============    ============

BASIC EARNINGS PER SHARE:
   Net earnings allocable to Company                                   $       0.04    $       0.05
                                                                       ============    ============

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                                 5,083,829       5,076,279
                                                                       ============    ============

DILUTED EARNINGS PER SHARE:
   Net earnings allocable to Company                                   $       0.04    $       0.05
                                                                       ============    ============

DILUTED  WEIGHTED AVERAGE SHARES OUTSTANDING                              5,151,081       5,108,791
                                                                       ============    ============



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
                          JOHN Q. HAMMONS HOTELS, INC.
                                  AND COMPANIES
       (Amounts in thousands except earnings per share and operating data)



                                                            THREE MONTHS ENDED
                                                           APR. 4,      MAR. 29,
                                                            2003         2002
                                                         ----------    ----------
RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA:
Income from Operations                                   $   18,243    $   18,153
Depreciation and Amortization                                12,481        12,992
                                                         ----------    ----------
EBITDA(a)                                                $   30,724    $   31,145
                                                         ==========    ==========

EBITDA MARGIN (% OF TOTAL REVENUE)                             27.9%         29.0%




(a) EBITDA is defined as income before interest expense, income tax expense, depreciation, amortization, minority interest and other income. Management considers EBITDA to be one measure of operating performance for the Company before debt service that provides a relevant basis for comparison, and EBITDA is presented to assist investors in analyzing the performance of the Company. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.



                                                 THREE MONTHS ENDED
                                                APR. 4,     MAR. 29,
                                                 2003        2002
                                               --------    --------
TOTAL OWNED HOTELS:
Occupancy                                          62.8%       62.4%
Average Room Rate                              $ 101.42    $  99.12
RevPar (Room Revenue per available room)       $  63.69    $  61.86

                                                             APR. 4,     JAN. 3,
                                                              2003        2003
                                                           --------     --------
BALANCE SHEET DATA SELECTED
---------------------------
Current Assets                                            $  69,152    $  52,020
Total Assets                                              $ 868,735    $ 859,972
Current Liabilities Excluding Debt                        $  50,428    $  40,789
Current Portion of Debt                                   $  13,768    $  13,683
Total Debt Including Current Portion                      $ 804,422    $ 806,342
Total Cash and Equivalents, Restricted Cash and
   Marketable Securities                                  $  53,075    $  35,358
Net Debt                                                  $ 751,347    $ 770,984

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